Exhibit 5.1

HANOL LAW OFFICES

19th FLOOR, CITY AIR TOWER

159-9 SAMSUNG-DONG, KANGNAM-KU

SEOUL 135-973 KOREA

TEL:82-2-6004-2500	FAX:82-2-6203-2500

November 7, 2003

Webzen Inc.

Daelim Acrotel Building, 6th Fl., 467-6, Dogok-dong

Kangnam-ku, Seoul, 135-971

Republic of Korea

Dear Sirs:

We act as the special Korean counsel for Webzen Inc. (the “Company”), a company incorporated under the laws of the Republic of Korea (“Korea”), in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), and the contemplated issuance of American Depositary Shares (the “ADSs”), each ADS representing one-tenth of a common share with a par value of (Won)500 per share (the “Common Shares”), of the Company as set forth in the Company’s Registration Statement on Form F-1 under the Act (the “Registration Statement”).

We have examined the originals or the copies, which are certified or otherwise identified to our satisfaction, of such documents and records of the Company, as we have deemed necessary as a basis for the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as forms of originals or copies, and the accuracy and completeness of all documents. As to the factual matters relevant to this opinion, we have made due inquiries with, and relied on the statements of officers and other representatives of, the Company.

Based upon the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing under the laws of Korea.

2.	The outstanding Common Shares have been validly issued, and are fully paid and non-assessable. In addition, when the Common Shares to be issued by the Company pursuant to the Registration Statement, have been duly authorized by the Company and duly paid for by the purchasers thereof, and duly issued and delivered by the Company to the purchasers thereof, as contemplated in the Registration Statement, such Common Shares will be validly issued, fully paid and non-assessable.

3.	Subject to the conditions and qualifications described in the Registration Statement, the section of the prospectus included in the Registration Statement entitled to “Taxation,” in so far as it relates to Korean tax regulations currently applicable to the non-Korean holders described therein, accurately reflects the material Korean tax consequences of owning ADSs.

This opinion is given under and with respect to the laws of Korea in effect as of the date of this opinion. No opinion is given to the laws of any other jurisdiction. Subject to the qualifications set forth herein, we hereby consent to the use of this opinion as an Exhibit to the Registration Statement for the purpose of the public filing of the Registration Statement and to the appropriate reference to our name under the headings “Legal matters” and “Enforceability of civil liabilities” in the prospectus included in such Registration Statement. In giving such consent, however, we do not admit that we fall within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated thereunder.

Except for the purposes stated above, this opinion shall not be used, circulated, quoted, published or otherwise referred to or disseminated for any other purpose than in connection with the matters addressed herein nor be relied upon by any person or entity other than the person to whom this opinion is addressed.

Sincerely,

/s/ Suk-Jin Chon

Hanol Law Offices